Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 1, 2018 relating to the balance sheet of AF 2018 NPL A LLC as of July 13, 2018 (inception) and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

November 1, 2018